UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): September 3, 1999
                                                         -----------------


                        Convergence Communications, Inc.
                        --------------------------------
             (Exact name of registrant as specified in its charter)



Nevada                                00-21143               87-0545056
------                               ----------              ----------
(State or other jurisdiction of      (Commission File        (IRS Employer
incorporation)                        Number)                Identification No.)



            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
            ---------------------------------------------------------
               (Address of principal executive offices) (Zip Code)





        Registrant's telephone number, including area code (801) 328-5618




                   __________________________________________
         (Former name or former address, if changed since last report.)

Item 5.  Other Items.

         (a) Loan Transactions. On September 3, 1999, the Company borrowed $1 million from Internexus, S.A. ("Internexus"). All unpaid amounts under the loan bear interest at the rate of 13% per annum, the note is due in full on December 3, 1999, and, if the Company closes a equity or debt financing prior to the maturity date, the Company must prepay the note. In connection with the loan, Internexus also acquired five year warrants to purchase the Company's common shares at an exercise price, subject to adjustment based on the price for which the Company issues its securities in the future, of $8.70 per share. Under the warrant, Internexus will receive, on a monthly basis, the right to purchase the number of common shares equal to 3.5% of the principal amount of the note then outstanding, divided by $8.70. The warrants are accompanied by demand and "piggy-back" registration rights.

         On October 1, 1999, the Company borrowed an additional $500,000 from Internexus on terms identical to the terms of the September 3, 1999 loan described above. In connection with the October 1, 1999 loan, Internexus also acquired warrants to purchase the Company's common shares on terms that are identical to the warrants it acquired in connection with its September 3 loan.

         Internexus is a shareholder of the Company, and, pursuant to agreements among the Company and certain of its shareholders, two of Internexus's designees currently sit on the Company's Board of Directors.

         (b) Action by Venezuelan Licensing Authority. In January 1999, Comision Nacional de Telecomunicaciones, the Venezuelan Licensing Authority for telecommunications ("Conatel"), granted InterAmerican Net de Venezuela, S.A., an indirect subsidiary of the Company ("CCI Venezuela"), an upgrade to its Private Network concession, which allowed CCI Venezuela the right to provide private data transmission services using fiber optic networks and wireless conductivity. On August 9, 1999, Conatel rescinded the upgrade. On September 9, 1999, Conatel notified CCI Venezuela that it had reconsidered its August 9, 1999 action, reinstating CCI Venezuela's rights to provide the services described in the concession upgrade, and that Conatel will determine at a later date the spectrum assignment that CCI Venezuel will use to provide wireless conductivity.

         (c) In early 1999, The Company was served in an action which was filed in the U.S. District Court for the District of New Jersey. See the Company's report on Form 10-KSB for the fiscal year ended December 31, 1998. The Company brought a motion to dismiss or transfer that action and, at a hearing held on September 27, 1999, the Magistrate Judge granted the Company's motion to transfer the case to the U.S. District Court for the District of Utah. The Company's counsel has submitted a proposed order for the transfer, but, as of the date of this filing, the order had not been signed.

Item 7.  Financial Statements and Exhibits.

         (a)      Exhibits.  N/A

         (b)      Financial Statements.  N/A


                                   CONVERGENCE COMMUNICATIONS, INC.


                                       /s/ Jerry Slovinski
                                   -------------------------------------
                                   By:  Jerry Slovinski, Chief Financial Officer
                                   Dated:  October  6, 1999